Steven T. Walther
Nevada State Bar No. 1175
Debra O. Waggoner
Nevada State Bar No. 5808
Walther, Key, Maupin, Oats, Cox & LeGoy
3500 Lakeside Court, Suite 200
Reno, NV 89509
Telephone: (775) 827-2000

Don Bivens
Arizona Bar No. 005134
Michael R. Ross
Arizona Bar No. 016735
Meyer, Hendricks & Bivens, P.A.
3003 N. Central Avenue, Suite 1200
Phoenix, AZ 85012-2915
Telephone: (602) 604-2200

Attorneys for Plaintiffs

           IN THE FIRST JUDICIAL DISTRICT COURT OF THE STATE OF NEVADA

                      IN AND FOR THE COUNTY OF CARSON CITY

MARK KUCHER, an individual;
GREGORY STEERS, an individual;                   Case No.  01-01583A
NICK TINTOR, an individual;                      Dept. No.         1
BRUCE RANDLE, an individual; and
MICHAEL SILBERMAN, an individual,

                           Plaintiffs,

v.

QUEPASA.COM, INC., a Nevada corporation,

                           Defendant.

------------------------------------------------------------

                                                COMPLAINT

                                [INJUNCTIVE, DECLARATORY AND MONETARY RELIEF]

         For their Complaint against Defendant Quepasa.com, Inc., (the

"Corporation"), Plaintiffs Mark Kucher, Gregory Steers, Nick Tintor, Bruce

Randle and Michael Silberman (collectively "Plaintiffs") allege as follows:

         1.Plaintiff Mark Kucher ("Kucher") is an individual who resides, and at all times relevant and material hereto resided, in the County of Maricopa, State of Arizona and Vancouver, British Columbia, Canada.

         2. Plaintiff Gregory Steers ("Steers") is an individual who resides,

and at all times relevant and material hereto, resided in Toronto, Ontario,

Canada.

         3. Plaintiff Nick Tintor ("Tintor") is an individual who resides, and at all times relevant and material hereto, resided in Mississagua, Ontario,

Canada.

         4. Plaintiff Bruce Randle ("Randle") is an individual who resides, and at all times relevant material hereto, resided in Toronto, Ontario, Canada.

         5. Plaintiff Michael Silberman ("Silberman") is an individual who resides, and at all times relevant and material hereto, resided in the State of

California.

         6. The Corporation, duly organized under and existing by virtue of the laws of the State of Nevada, was incorporated on June 25, 1997, and since the date of its corporation has been, and still is, a corporation in good standing under the laws of the State of Nevada, and qualified to do business, and doing business, in the State of Nevada, with its principal office located in Carson

City, Nevada.

         7. As of the date of the filing of this Complaint, the registered office of the Corporation is at the registered office of its resident agent,

Laughlin Association, Inc., 2533 North Carson Street, Carson City, Nevada 89706.

         8. In approximately June 1999, the Corporation had an initial public offering by which it raised approximately Forty-Eight Million Dollars

($48,000,000) in capital. For a period of time the shares of stock were traded on the NASDAQ exchange.

         9. There are approximately 17,763,291 shares of voting stock of the

Corporation presently issued and outstanding. Kucher currently holds 1,993,660 shares of stock of the Corporation, or approximately eleven and 22/100 percent

(11.22%) of all shares of stock of the Corporation presently issued and outstanding. Steers currently holds 309,000 shares of stock of the Corporation,

or approximately one and 74/100 percent (1.74%) of all shares of stock of the

Corporation issued and outstanding. Tintor currently holds 60,000 shares of stock of the Corporation, or approximately thirty-four one-hundreths percent

(.34%) of all shares of stock of the Corporation issued and outstanding. Randle currently holds 180,000 shares of stock of the Corporation, or approximately one and 1/100th percent (1.01%) of all shares of stock of the Corporation issued and outstanding. Silberman currently holds 365,000 shares of stock of the

Corporation, or approximately two and 5/100ths percent (2.05%) of all shares of stock of the Corporation issued and outstanding.


         10. Accordingly, Plaintiffs collectively own 2,907,660 shares of stock of the Corporation or sixteen and 37/100ths percent (16.37%) of the shares of stock of the Corporation currently issued and outstanding. Based on that ownership, Plaintiffs hold over fifteen percent (15%) of the voting power of the

Corporation. This action is commenced on behalf of Plaintiffs, but also on behalf of all other shareholders of the Corporation similarly situated, who have been denied franchise rights to which they are entitled.

         11. On information and belief, the Corporation had its first and only annual meeting of shareholders shortly before the June 1999 initial public offering. The fiscal year of the Corporation ends on December 31 of each year.

         12. By February 2000, the Corporation announced a first fiscal year annual loss of about $28 million.

         13. On or about May 15, 2000, the Corporation noticed its 2000 annual meeting of the shareholders for June 19, 2000 (a) to elect seven (7) directors to serve on the board of directors of the Corporation; (b) to ratify the appointment of KPMB LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2000; and (c) to transact such other business as may properly come before the annual meeting or any adjournments thereof. For reasons unknown to Plaintiffs, the meeting of the shareholders was cancelled and has not been rescheduled. Accordingly, it has been over twenty-eight (28) months since the last meeting of the shareholders of the Corporation, and the directors and officers of the Corporation whose fiduciary duty and responsibility it is under the laws of the State of Nevada, Articles of Incorporation, and bylaws of the

Corporation, have failed and refused, and continue to fail and refuse, to call a meeting of the shareholders of the Corporation or to fulfill their fiduciary duties imposed upon them for that purpose. Those actions have denied Plaintiffs and other shareholders similarly situated the franchise to which they are entitled under law.


         14. Subsequently, in May 2000, the Corporation reduced the number of its employees by about one-third. On information and belief, the Corporation currently has three (3) employees.

         15. Beginning in or about December 2000, without the affirmative vote of the shareholders, the Corporation began liquidating its assets and has, on information and belief, now liquidated virtually all its assets.

         16. On or about August 7, 2001, the Corporation announced it had entered into an agreement to merge with Great Western Land and Recreation, Inc.

("Great Western"), subject to shareholder approval and certain cash requirements.

         17. Pursuant to Nevada law, any merger must be approved by a majority vote of the shareholders of the Corporation.

         18. Attached hereto as Exhibit "A" is a true and correct copy of the

Amended and Restated Bylaws ("the Bylaws") of the Corporation that were, and at all times relevant and material herein, were in full force and effect with respect to the internal and certain external operations of the Corporation. At all times relevant hereto, the Bylaws provided in Article II, Section 1 as follows:

                  Section 1. ANNUAL MEETING. The annual meeting of the shareholders shall be held on a date and at a time fixed by the board of directors of the corporation (or by the president in the absence of action by the board of directors), beginning with the year 1999, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the election of directors is not held on the day fixed as provided herein for any annual meeting of the shareholders, or any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as it may conveniently be had.

                  A shareholder may apply to the district court in the county in Nevada where the corporation's principal office is located or, if the corporation has no principal office in Nevada, to the district court of the county in which the corporation's registered office is located to seek an order that a shareholder meeting be held (i) if an annual meeting was not held within six months after the close of the corporation's most recently ended fiscal year or fifteen months after its last annual meeting, whichever is earlier, or (ii) if the shareholder participated in a proper call of or proper demand for a special meeting and notice of the special meeting was not given within thirty days after the date of the call or the date the last of the demands necessary to require calling of the meeting was received by the corporation pursuant to the General Corporation Law of Nevada, or the special meeting was not held in accordance with the notice. (Emphasis added).

         19. Section 78.330(1) of the Nevada Revised Statutes, which has been in effect at all times material hereto, provides:

                1. Unless elected pursuant to NRS 78.320, directors of every corporation must be elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. Unless otherwise provided in this chapter or in the bylaws, the board of directors have the authority to set the date, time and place for the annual meeting of the stockholders. If for any reason directors are not elected pursuant to NRS
                  78.320 or at the annual meeting of the stockholders, they may be elected at any special meeting of stockholders which is called and held for that purpose. Unless otherwise provided in the articles of incorporation or bylaws, each director holds office after the expiration of his term until his successor is elected and qualified, or until he resigns or is removed.

         20. Based upon Article II, Section 1, of the Bylaws, Plaintiffs are entitled to an order from the Court (a) directing the Corporation to hold an annual meeting of shareholders of the Corporation, (b) directing that an election of the members of the board of directors be held at such meeting of the shareholders, and (c) directing that the shareholders may transact such other business as may properly come before the meeting.

         21. In addition to the right of and power of Plaintiffs as shareholders of the Corporation to apply to this Court for its order to hold a shareholder meeting under Section 1 of the bylaws, Section 2 of the bylaws confers a special duty and obligation upon the chief
executive officer to call a special meeting of the shareholders representing at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the meeting.

Section 2 of Article III of the By-Laws provides:

                  Section 2. SPECIAL MEETINGS. Unless otherwise prescribed by statute, special meetings of the shareholders may be called for any purpose by the chief executive officer or by the board of directors. The chief executive officer shall call a special meeting of the shareholders if the corporation receives one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by holders of shares representing at least ten percent of all of the votes entitled to be cast on any issue proposed to be considered at the meeting.

         22. Section 78.345 of the Nevada Revised Statutes, which has been in effect at all times material hereto, provides:

                  SECTION 78.345. ELECTION OF DIRECTORS BY ORDER OF COURT UPON FAILURE OF REGULAR ELECTION.
                           1. If any corporation fails to elect directors within
                  18 months after the last election of directors required by NRS 78.330, the district court has jurisdiction in equity, upon application of any one or more stockholders holding stock entitling them to exercise at lease 15 percent of the voting power, to order the election of directors in the manner required by NRS 768.330.
                           2. The application must be made by petition filed in
                  the county where the registered office of the corporation is located and must be brought on behalf of all stockholders desiring to be joined therein. Such notice must be given to the corporation and the stockholders as the court may direct.
                           3. The directors elected pursuant to this section
                  have the same rights, powers, and duties and the same tenure of office as directors elected by the stockholders at the annual meeting held at the time prescribed therefor, next before the date of the election pursuant to this section, would have had.

         23. Section 78.565 of the Nevada Revised Statutes, which has been in effect at all times material hereto, provides:

                  SECTION 78.565. SALE, LEASE OR EXCHANGE OF ASSETS: CONDITIONS. Every corporation may, by action taken at any meeting of its board of directors, sell, lease or exchange all of its property and assets, including its good will and its corporate franchises, upon such terms and conditions as its board of directors may deem expedient and for the best interests of the corporation, when and as authorized by the affirmative vote of stockholders holding stock in the corporation entitled them to exercise at least a majority holding stock in the corporation entitling them to exercise at least a majority holding stock in the corporation entitled them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose but:

                                 1. The articles of incorporation may require
                 the vote of a larger proportion of the stockholders and the separate vote or consent of any class of stockholders; and

                                 2. Unless the articles of incorporation provide
                 otherwise, no vote of stockholders is necessary for a transfer of assets by way of mortgage, or in trust or in pledge to secure indebtedness of the corporation.

         24. With respect to the prospective merger to Great Western, the

Corporation's shareholders, including Plaintiffs, are unaware of the nature and extent to which Great Western has provided accurate information in connection with the assets and liabilities of the Corporation, and whether or not fair value will be received by the Corporation for its assets, good will, and franchise. The Corporation's shareholders, including Plaintiffs, have been deprived of the ability to exercise sound business judgment when a meeting of the shareholders is called as requested herein.

         25. Article TENTH of the Articles of Incorporation filed June 25, 1997,

which has not been superseded by any amendments, provides that a sale of assets of the Corporation may not occur without the affirmative vote of at least a majority of the voting power of the stockholders of the Corporation exercised at a meeting for that purpose, or when authorized by written consent of the holders of a majority of the voting stock issued and outstanding.

Article TENTH provides in relevant part:

                  When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease, or exchange all of the property and assets of the Corporation, including its good will and its corporate franchise, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

         26. Any notice required to be given as requested herein shall include the requirements of Sections 4, Article II of the bylaws, which provide in relevant part:

                  Section 4. NOTICE OF MEETING. Written notice stating the place, date and hour of the meeting shall be given not less than ten nor more than sixty days before the date of the meeting, except if any longer period is required by the General Corporation Law of Nevada. The secretary shall be required to give such notice only to shareholders entitled to vote at the meeting except as otherwise required by the General Corporation Law of Nevada. Notice of a special meeting shall include a description of the purpose or purposes of the meeting. Notice of an annual meeting need not include a description of the purpose of purposes of the meeting except the purpose or purposes shall be stated with respect to (i) an damendment to the articles of incorporation of the corporation, (ii) a merger or share exchange in which the corporation is a party, and, with respect to a share exchange, in which the corporation's shares will be acquired, (iii) a sale, lease or exchange or other disposition, other than in the usual and regular course of business, of all or substantially all of the property of the corporation or of other entity which this corporation controls, in each case with or without the goodwill, (iv) a dissolution of the corporation, (v) restatement of the articles of incorporation, or (vi) any other purpose for which a statement of purpose is required by the General Corporation Law of Nevada. Notice shall be given personally or by mail, private carrier, electronically transmitted facsimile or other form of wire or wireless communication by or at the direction of the chief executive officer, the secretary, or the persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed and if in a comprehensible form, such notice shall be deemed to be given and effective when deposited in the United States mail, properly addressed to the shareholder at his address as it appears on the corporation's current record of shareholders, with first class postage prepaid. If notice if given other than by mail and provided that such notice is in comprehensible form, the notice is given and to be effective when sent.

         27. Section 4, Article II of the bylaws further provides that "if requested by a person or persons lawfully calling such meeting, the secretary shall give notice thereof at corporate expense." The foregoing sentence implies that all expenses incurred in obtaining the meeting, through court order or otherwise, should be at corporate expense, thus entitling Plaintiffs to award of attorney's fees and all costs incurred in obtaining the equitable relief necessary to cause the Corporation, through its directors and officers, to comply with the provisions of the applicable bylaws and Articles of

Incorporation of the Corporation, and statutes of the State of Nevada, quoted herein.

         28. Plaintiffs have incurred and continue to incur legal fees and other substantial costs as a result of the failure and refusal on the part of the

Corporation, acting through the members of its board of directors and officers,

to comply with the provisions of the Articles of Incorporation, the bylaws, and the laws of the State of Nevada.

         29. Pursuant to First Judicial District Court Rule 19(1), no Plaintiff

in this matter is a debtor in bankruptcy.

         Based on the foregoing, Plaintiffs request that judgment be entered in favor of Plaintiffs and against the Defendants, jointly and severally, as follows:

                  A. The Court enter an order directing the Corporation, to

forthwith, but in no event more than ten (10) days from the date of the entry of this order, send notice to all registered shareholders of the Corporation entitled to vote advising them that an annual shareholders meeting shall take place at the registered office of the Corporation in Carson City, Nevada, on a date certain within thirty (30) days after the service of notice of meeting of the shareholders to (a) elect the board of directors, (b) consider any business that may properly come before the meeting, provided, further that no such issue respecting the prospective merger shall be voted upon by the shareholders of the

Corporation until the newly elected Board of Directors shall be elected and seated as members of the Board of Directors and have the opportunity to vote and advise the shareholders on the advisability fo such transaction;

                  B. The Court enter an order prohibiting the Corporation from effecting any purported merger with Great Western, or any other entity, and prohibiting the Corporation from scheduling and holding a special shareholders meeting related to any such merger until and after (a) the Corporation has conducted its annual shareholders meeting as ordered to be held pursuant to this complaint, and (b) that newly elected members of the Board of Directors be seated and in place as members of the Board of Directors and have had the opportunity to vote, and have voted, on such prospective merger and make their recommendations known to the shareholders of the Corporation;

         C. The Court enter an order prohibiting the Corporation from selling leasing, exchanging or dissipating any remaining assets of the Corporation until such shareholders meeting has been had;

         D. An award of their reasonable attorney's fees and costs; and

         E. For such other and further relief as the Court may deem just and proper.

                              WALTHER, KEY, MAUPIN, OATS, COX & LEGOY,


                              By:        /s/Steven T. Walther
                                         -------------------------------------
                                         Steven T. Walther
                                         3500 Lakeside Court, #200
                                         Reno, Nevada 89509
                                         Telephone: 775-827-2000
                                         Attorneys for Plaintiffs